AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY ____2018

REGISTRATION NO. ______________

U.S. SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

_______________________

SoOum Corp.

(Exact name of registrant as specified in its charter)

Minnesota	523140	41-0831186
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization	Classification Code Number)	Identification Number)

590 Madison Avenue, Suite 1800

New York, NY 10022

(Address of Principal Executive Offices and Principal Place of Business)

Employees,  Directors, and Consultants Stock Plan for the Year 2018

(Full Title of the Plan)

William Westbrook

590 Madison Avenue, Suite 1800

New York, NY  10022

 (Name, Address, and Telephone Number of Agent for Service)

Title of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration
Common Stock	4,000,000,000	$0.0001 (2)	$400,000.00	$49.80

(1)The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rule 457(h) promulgated pursuant to the Securities Act of 1933.

(2)This Offering Price per Share is established pursuant to the Employees, Directors, and Consultants Stock Plan for the Year 2018 set forth in Exhibit 4.4 to this Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION

See Item 2 below.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with the requirements of Form S-8 and Rule 428 promulgated under the Securities Act of 1933.  The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b).  The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following are hereby incorporated by reference:

(a)

The Registrant’s latest annual report on Form 10-K for the fiscal year ended December 31, 2016, filed on July 26, 2017.

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 filed since the end of the fiscal year covered by the Form 10-K referred to in (a) above.

(c)

A description of the Registrant’s securities contained in the Registration Statement on Form 10-SB12G, as amended, filed by the Registrant to register the common stock under the Exchange Act, including all amendments filed for the purpose of updating such common stock description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this registration statement modifies or supersedes such statement.  Any such statement so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws do not contain a provision entitling any director or executive officer to indemnification against liability under the Securities Act.

Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as define) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met.  “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.  Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

Article XII of the Company’s Amended and Restated Articles of Incorporation provides that the Company shall, without condition or limitation, indemnify its present and former directors, officers, employees and agents to the fullest extent permitted by the Minnesota Business Corporation Act. In addition, Article VI of the Company’s Amended and Restated Articles of Incorporation, as amended, limits the personal liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act.

The foregoing represents a summary of the general effect of the Minnesota Business Corporation Act and the Company’s Amended and Restated Articles of Incorporation for purposes of general description only.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

The Exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached.

ITEM 9.  UNDERTAKINGS

(a)

The Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,  individually or in the aggregate, represent a fundamental change in the information set  forth in the registration statement.  Notwithstanding the foregoing, any increase  or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective  registration statement.

(iii)

to include any material information with respect to the plan of distribution not previously  disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs   is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or   section 15(d) of the Exchange Act that are incorporated by referenced in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)

That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon, Arizona, on February  ____, 2018.

SoOum Corp.

By

      William Westbrook, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature

Title

Date

/s/ William Westbrook

William Westbrook               Chief Executive Officer and Director                                                                         February 8, 2018

/s/ Terence Byrne

Terence Byrne                        Chief Financial Officer, Principal Accounting Officer and Director                   February 8, 2018

/s/ Luis J. Vega

Luis J. Vega                             Vice President and Director                                                                                      February 8, 2018

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Amended and Restated Articles of Incorporation of SoOum Corp.	Incorporated by reference
4.2	Amended and Restated Bylaws of SoOum Corp.	Incorporated by reference
4.3	Form of Common Stock Certificate of SoOum Corp.	Incorporated by reference
4.4	Employees, Directors, and Consultants Stock Plan for the Year 2018	Filed electronically
5	Opinion Re: Legality	Filed Electronically
23.1	Consent of Counsel	Filed electronically